UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                               HI-LO AUTOMOTIVE, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, Par Value $.01 Per Share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42839D100
- --------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
- --------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                August 5, 1996
- --------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |X|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 46 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 42839D100                     Page     2      of  46   Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- ----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        384,843
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       384,843
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 384,843 shares attributed to it through its ownership of Dillon,
          Read Inc.
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.6%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 46 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 42839D100                     Page     3      of   46  Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        384,843
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       384,843
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 384,843 shares attributed to it through its ownership of Dillon, Read & Co. Inc.

- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.6%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 46 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 42839D100                     Page     4      of  46    Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      289,289
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        95,554
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       289,289
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       95,554
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports an aggregate of 384,843 shares, of which 289,289 are held for its own account, and disclaims beneficial ownership of 95,554 shares held for managed accounts.
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.6%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 46 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 42839D100                     Page     5      of    46  Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Saratoga Partners, L.P.
          I.R.S. No. 13-3207218
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        None
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       None
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          N/A
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 46 Pages

                                  SCHEDULE 13D

- ----------------------------------    ----------------------------------------
CUSIP No. 42839D100                     Page     6      of    46  Pages
          -----------                         -------       --------
- ----------------------------------    ----------------------------------------
- -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners II, L.P.
          I.R.S. No. 13-3398213
- -------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
- -------------------------------------------------------------------------------
3         SEC USE ONLY

- -------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
- -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
- -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- -------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        34,047
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       34,047
- -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          34,047
- -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
- -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .32%
- -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
- -------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 46 Pages

Item 1.  Security and Issuer

          This Amendment No. 5 to Schedule 13D relates to the common stock, par value $.01 per share (the "Common Stock"), of Hi-Lo Automotive, Inc. Capitalized terms used herein without definition shall have the meanings given to such terms in the
Schedule 13D.

Item 2.  Identity and Background

          Item 2 is amended by adding the following:

          The names, addresses, citizenships and principal occupations or employments of the directors and executive officers of DR Holding are set forth on Exhibit AC attached hereto and incorporated herein by reference. Exhibit AC replaces Exhibit Z to Amendment No. 4 to Schedule 13D. The names, addresses, citizenships and principal occupations or employments of the directors and executive offices of Dillon Read are set forth in Exhibit AD attached hereto and incorpo-rated herein by reference. Exhibit AD replaces Exhibit AA to Amendment No. 4 to Schedule 13D.

          Except as set forth in Amendment No. 2 to Schedule 13D, none of the Reporting Persons, nor, to the best knowledge of any of the Reporting Persons, any other person identified pursuant to this item 2, within the last five years was (i) convicted in a criminal proceeding (excluding traffic viola-tions or similar misdemeanors), or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is sub-ject to a judgment, decree or final order enjoining future vio-lations of, or prohibiting activities subject to federal or state securities laws or a finding of any violations of such laws.

Item 5.  Interests in Securities of the Issuer

          Item 5 is amended by adding the following:

          (a) By reason of their relationship with Dillon Read (see Item 2 of this Schedule 13D and Item 2 of Amendment No. 1 to Schedule 13D), as of August 5, 1996, DR Holding and DRI may be deemed pursuant to Rule 13d-3 to beneficially own 384,843 shares of Common Stock, representing approximately 3.6% of the outstanding shares of Common Stock reported by the Company to be outstanding at March 15, 1996 (the "Outstanding Shares").

DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

            As of August 5, 1996, Dillon Read owns 289,289 shares of Common Stock for its own account and, by reason of its rela-tionship with the Funds (see Items 2 and 5(c) of this Schedule
13D), may be deemed pursuant to Rule 13d-3 to beneficially own 95,554 shares of Common Stock held for managed accounts (including the 61,507 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit V to Amendment No. 3 to
Schedule 13D), representing, in the aggregate, approximately
3.6% of the Outstanding Shares.

            As of August 5, 1996, Saratoga L.P. beneficially owns
0 shares of Common Stock. As of August 5, 1996, Lexington ben-eficially owns 34,047 shares of Common Stock, representing approximately .32% of the Outstanding Shares.

            In addition, as of August 5, 1996, the individuals named in Exhibit V to Amendment No. 3 to Schedule 13D may be deemed to beneficially own the 61,507 Agency Shares, represent-ing approximately .58% of the Outstanding Shares; however, pur-suant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his eco-nomic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percent-age of the Outstanding Shares as to which each such person dis-claims or affirms beneficial ownership is set forth in
Exhibit V to Amendment No. 3 to Schedule 13D which is incorpo-rated herein by reference.

            Except as set forth herein or in Item 5(a) to Amend-ment No. 3 to Schedule 13D, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of Common Stock.

            (b) As noted in Items 2 and Item 5(a), Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being ben-eficially owned by it and the Funds. By reason of their rela-tionship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon

Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

            (c) Pursuant to its limited partnership agreement, on August 5, 1996, Saratoga L.P. distributed all 1,809,374 shares of Common Stock beneficially owned by it to its part-ners. As a result of that distribution, Dillon Read received 275,911 shares of Common Stock.

            (e)  As a result of the transactions described under
Item 5(c) hereof, on August 5, 1996, none of the Reporting Per-sons is the beneficial owner of more than five percent (5%) of the Common Stock.

Item 7.  Material to be Filed as Exhibits

            Exhibit AB - Joint Filing Agreement pursuant to Rule
13d-1(f).

            Exhibit AC - Executive Officers and Directors of
Dillon, Read Holding Inc.1

            Exhibit AD - Executive Officers and Directors of
Dillon, Read & Co. Inc.2















- ---------------------------
1     Replaces Exhibit Z filed with Amendment No. 4.

2     Replaces Exhibit AA filed with Amendment No. 4.

                             SIGNATURES
                             ----------

          After reasonable inquiry and to the best of their respective knowledge and belief, the undersigned certify that, the information set forth in the Schedule 13D is true, complete and correct.

                                       DILLON, READ HOLDING INC.


                                       By: /s/ David W. Niemiec
                                           ---------------------------
                                           Name:    David W. Niemiec
                                           Title:   Vice Chairman


                                       DILLON, READ INC.


                                       By: /s/ David W. Niemiec
                                           ---------------------------
                                           Name:    David W. Niemiec
                                           Title:   Secretary


                                       DILLON, READ & CO. INC.


                                       By: /s/ David W. Niemiec
                                           ---------------------------
                                           Name:    David W. Niemiec
                                           Title:   Vice Chairman

                                       SARATOGA PARTNERS, L.P.

                                       By:  DR Associates, L.P.
                                            its General Partner

                                       By:  Dillon, Read & Co. Inc.
                                            its General Partner


                                       By:  /s/ Christian L. Oberbeck
                                            ---------------------------
                                            Managing Director


                                       LEXINGTON PARTNERS II, L.P.


                                       By:  Dillon, Read & Co. Inc.,
                                            its General Partner


Dated:  August 6, 1996                 By: /s/ David W. Niemiec
                                           -----------------------------
                                           Managing Director

                           SCHEDULE 13D

                            EXHIBIT AB


                    Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)
                    -------------------------

           The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed
Statement on Schedule 13D and all amendments thereto shall be filed on behalf of each of them.


                                       DILLON, READ HOLDING INC.


                                       By: /s/ David W. Niemiec
                                           ---------------------------
                                           Name:    David W. Niemiec
                                           Title:   Vice Chairman


                                       DILLON, READ INC.


                                       By: /s/ David W. Niemiec
                                           ---------------------------
                                           Name:    David W. Niemiec
                                           Title:   Secretary


                                       DILLON, READ & CO. INC.


                                       By: /s/ David W. Niemiec
                                           ---------------------------
                                           Name:    David W. Niemiec
                                           Title:   Vice Chairman

                           SCHEDULE 13D

                            EXHIBIT AB


                                       SARATOGA PARTNERS, L.P.

                                       By:  DR Associates, L.P.
                                            its General Partner

                                       By:  Dillon, Read & Co. Inc.
                                            its General Partner


                                       By:  /s/ Christian L. Oberbeck
                                            ---------------------------
                                            Managing Director


                                       LEXINGTON PARTNERS II, L.P.


                                       By:  Dillon, Read & Co. Inc.,
                                            its General Partner


Dated:  August 6, 1996                 By: /s/ David W. Niemiec
                                          -----------------------------
                                           Managing Director

                           SCHEDULE 13D

                            EXHIBIT AC

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AC

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director and Man-
                              aging Director of Dillon, Read &
                              Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AC

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Internationale Nederlanden (U.S.)
                              Capital Corporation
          (b)  Address:       135 East 57th Street
                              New York, NY  10022
          (c)  Title:         Chairman

CITIZENSHIP:                  Dutch


NAME:                         Jan Hessel Lindenbergh

RESIDENCE OR                  ING Bank
BUSINESS ADDRESS:             De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                              The Netherlands

PRINCIPAL OCCUPATION:

          (a)  Name:          ING Bank
          (b)  Address:       De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                              The Netherlands
          (c)  Title:         Director

CITIZENSHIP:                  HOLLAND

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John N. Crew

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard W. Dickey

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                              San Francisco, CA  94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                              San Francisco, CA  94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                              Boston, MA  02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                              Boston, MA  02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                              New York, NY  10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                              New York, NY  10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                              Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                              Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert E. Weeden

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Simon A. Borrows

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                              London EC2M 5TQ
                              United Kingdom
          (c) Title:          Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Internationale Nederlanden (U.S.)
                              Capital Corporation
          (b) Address:        135 East 57th Street
                              New York, NY  10022
          (c) Title:          Chairman

CITIZENSHIP:                  Dutch


NAME:                         James R.C. Lupton

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                              London EC2M 5TQ
                              United Kingdom
          (c) Title:          Executive Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT AD

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael D.G. Ross

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        535 Madison Avenue
                              New York, NY 10022
          (c) Title:          Managing Director

CITIZENSHIP:                  UK